EXHIBIT 23.2      CONSENT OF MOEN AND COMPANY LLP

May 1, 2007

To the Board of Directors of
China YouTV Corp.
Unit 2300
1066 West Hasting Street
Vancouver, British Columbia
Canada V6E 3X2

Gentlemen:

We have issued our report dated July 19, 2006 accompanying the consolidated balance sheet of China YouTV Corp. and its subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended, which is incorporated by reference in this Form S-8 Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and the reference of our firm under the heading “Experts”.

Sincerely,

Moen and Company LLP

Date: May 1, 2007	By:	/s/Moen and Company LLP
Moen and Company LLP
Title

Vancouver, British Columbia, Canada